FOR IMMEDIATE RELEASE - August 24, 2006

CONCORDE CAREER COLLEGES, INC. STOCKHOLDERS APPROVE MERGER TO TAKE COMPANY PRIVATE

Mission, Kansas - Concorde Career Colleges, Inc. (“Concorde” or the “Company”) announced that in a special meeting held today, its stockholders approved a merger agreement with a company affiliated with Liberty Partners, a private equity firm based in New York City. Under the agreement, Concorde will become a privately held corporation wholly owned by the Liberty affiliate.

The Agreement and Plan of Merger was approved and adopted by stockholders holding 72 percent of the total shares of the common stock of the Company issued and outstanding on the record date. Only .02 percent of shares abstained from voting or voted against the agreement.

In addition, the company also announced the receipt of written responses from the U.S. Department of Education and the receipt of approvals from state education agencies and accreditation bodies, in each case in satisfaction of certain conditions to closing included in the Merger Agreement.

Concorde, headquartered in Mission, Kansas, owns and operates proprietary, postsecondary institutions at 12 locations in 7 states. Its vocational training programs are primarily in the allied health field.

Liberty Partners is a private equity investment firm that specializes in investments in manufacturing, business services, and education-related companies. Since its founding in 1992, the firm has committed over $1 billion to more than 45 investments, including commitments of over $250 million to investments in elementary and post-secondary education.

To find out more about Concorde Career Colleges, Inc., visit our website at www.concordecareercolleges.com.

Contact: Paul Gardner at 913-831-9977

5800 FOXRIDGE DRIVE, SUITE 500, MISSION, KS 66202-2374
PHONE (913)831-9977 ∙ FAX (913)831-6556